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                                                                       Exhibit 7

November 25, 1997


NationsBanc Montgomery Securities, Inc.
Montgomery Securities
600 Montgomery Street
San Francisco, California  94111

RE:  Vistana, Inc. (the "Company")
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Ladies & Gentlemen:

     The undersigned is an owner of record or beneficially of certain shares of Common Stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out a public offering of Common Stock (the "Offering") for which you will act as the underwriter. The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company by, among other things, raising additional capital for its operations. The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

     In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, without the prior written consent of NationsBanc Montgomery Securities, Inc. (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under Securities Exchange Act of 1934, as amended) by the undersigned, or publicly announce the undersigned's intention to do any of the foregoing (collectively for purposes of this paragraph, "Sales"), for a period commencing on the date hereof and continuing through the close of trading on the date 120 days after the date of the Prospectus; provided, however, that sales to family members in connection with bona fide estate planning of the undersigned and transfers to or from any grantor retained annuity trusts shall be allowed without the prior written consent of NationsBanc Montgomery Securities, Inc. (provided advance written notice is provided to NationsBanc Montgomery Securities, Inc.) and provided further that such transferees shall be bound by this agreement and shall agree not to make any Sales for the remainder of such 120 day period without the prior written consent of NationsBanc Montgomery
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Securities, Inc. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with the foregoing restrictions.

     With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of any Common Stock owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.

     This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.



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Printed Name of Holder



By:
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     Signature



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Printed Names of Person Signing
(and indicate capacity of person signing if signing as custodian, trustee or on behalf of an entity)